Exhibit 10.2

ASSIGNMENT AGREEMENT
MINING CONCESSION
IDENTIFIED WITH CODE NUMBER: LGC-15011

THIS AGREEMENT is made and dated for reference effective as of the _8th day of March, 2013 (the “Effective Date”).

BETWEEN:

GOLDEN GLORY RESOURCES S.A., a company incorporated under the laws of Panama having it's registered office address at Suite 1-A, #5 Calle Eusebio A. Morales El Cangrejo, Panama City Republic of Panama

(the “Assignor”)
AND:

GOLDEN GLORY RESOURCES INC. a Nevada corporation, having a business address at Carrera 43 A # 1-50, Torre Proteccion Piso 6, San Fernando Plaza Medellin Colombia___________________________

(the "Assignee”);

WHEREAS:

A. The Assignor is a company incorporated under the laws of Panama, and is in the business of seeking mineral resource property interests of merit;

B. The Assignee, is a company incorporated under the laws of Nevada, USA;

C. Pursuant to an assignment agreement (the ``First Assignment Agreement``) effective the 21st day of January, 2013, a copy of which is attached hereto as Schedule ``A``, the Assignor acquired rights, title and interest to 100 percent of the mining concession in Colombia identified with code number LGC-15011(the `Mining Concession Contract`); and

D. The Assignor wishes to assign all of its right, title, interest in and to the  First Assignment Agreement and the Mining Concession Contract to the Assignee.

NOW THEREFORE THIS AGREEMENT WITNESSETH that, in consideration of the mutual covenants and provisos herein contained, THE PARTIES HERETO AGREE AS FOLLOWS:

1. Definitions

For purposes of this Agreement hereto, the following terms with the initial letter in upper case, in addition to others found in this Agreement, shall have the meaning as specified in this clause. The definitions of terms hereinto shall be applied equally to the singular and plural forms. Unless the meaning shall be understood differently by the context (i) any mention to any contract, instrument or other document shall be understood as referred to said contract, instrument or other document as may be amended, added or modified from time to time, (ii) any reference to any person contained in this Agreement shall be interpreted as to include all successors and assignees of said person, and (iii) all mentions to Chapters and Sections shall be understood to the Chapter and Sections of this Agreement hereto.

"Assignment Notice":	Means the assignment notice of the Mining Concession Contract.

"Area":
Means the Area requested in the Mining Concession Contract, known as La Frontera, Aguadas CALDAS.La Frontera as the given name to the project (The Frontier in English), located in Aguadas region of the province of Caldas, Colombia, as well as the province of Antioquia, Colombia.

This Area is detailed in the Mining Concession Contract.

"Effective Date":	Means the date on which this Agreement becomes effective, which is the same day on which the Parties execute this Agreement

"Environmental Authority":

Means the Regional Environmental Authorities (Corporacion Autonoma Regional) with power and authority over the Area granted under the Mining Concession Contract. Likewise it will include the Ministry of the Environment, Housing and Territorial Development and any other authority that by virtue of Colombian laws, among other regulations without being limited to, Decree Law 2811 of 1974, Law 99 of 1993, Law 1333 of 2009 and any other norms that modifies, supersedes or regulates, grants powers, rights, competences, authorizations and any other prerogative in connection with the Environmental Regulation.

"Environmental Regulations":

Means any legal regulation in connection with environmental issues, including, among others, but without being limited to, Law

23 of 1973, Decree Law 2811 of 1974, Decree 1594 of 1984, Law 99 of 1993, Law 1124 of 2007, Decree 1299 of 2003, Decree 2320 of 2010, Law 1333 of 2009, Decree 1715 of 1978 Decree 1541 of 1978, Decree 1713 of 2002, Decree 1140 of 2003, Decree 838 of 2005, law 945 of 2005, Law 29 of 1992, Law 740 of 2002, Law 253 of 1996, Decree 948 of 1995, Decree 979 of 2006, Resolution 0601 of 2006, Resolution 0627 of 2006, and all other regulations that modify, delete, supersede, or regulate them as it may be applicable.

"Mining Authority":
Means the Ministry of Mines and Energy, Ingeominas, ANM (Colombian National Mining Agency) and the Secretariat of Mines and Energy of the Governorship of Caldas and Antioquia, and any other authority that by virtue of Colombian laws, among other regulations without being limited to the same, Law 685 of 2001, Law 1382 of 2010and any other provision that modifies, supersedes or regulates, grants powers, rights, competences, authorizations and any other prerogative in connection with mining issues.

"Mining Registry":	Means the Colombian public registration system

"Exploration and Exploitation Rights and Obligations Grant":

Means the exploration and exploitation rights and obligations granted over the Mining Concession Contract, by means of which the Assignors shall grant the exploration and exploitation rights and obligations of the Mining Concession Contract and extensions to the Assignee, to allow the Assignee to perform works on the Area.

"Purchase Price":	Shall be the share issuance described under Section 5 of this Agreement.

2. Purpose

The purpose of this Agreement is to effect the assignment of all the rights title and interest of the Assignor in the First Assignment Agreement and the Mining Concession Contract to the Assignee pursuant to the terms and conditions set forth under this Agreement.

3. Closing

3.1 On or before March 8, 2013 (the ``Closing Date``), the Assignor shall transfer all its right, title and interest in and to the First Assignment Agreement to the Assignee in exchange for the shares described in clause 5.1.1.

3.2 On or before the Closing Date, the Assignor shall enter into a Cancellation Agreement with  Warwick Calasse pursuant to which Mr. Calasse shall tender for immediate cancellation 158,750,000 share of the Assignee’s common stock held by him in consideration of the issuance to him of 5,000,000 shares of the  Series “A” Preferred Stock.  The Series “A” Preferred Stock shall carry the rights and privileges set out in the certificate of designation attached and incorporated into this Agreement as Schedule “B” (the “Series “A” Preferred Stock).

4. Rights and Obligations of the Parties

4.1 Obligations of the Assignee

The Assignee shall:

4.1.1 issue and deliver to the Assignor on the Closing Date 5,000,000 shares of Series “A” Preferred Stock in the capital of  the Assignee’s parent company, Goff, Corp. uponn the terms and conditions set forth under Clause 5 of this Agreement.

4.1.2 comply fully with each of the obligations of the Assignor set forth under First Assignment Agreement and the Mining Concession Contract, including the work program described in the First Assignment Agreement, as well as in any other permit, concession, authorization or any other type of order issued by the authority including, but not limited to, the Mining Authority and the Environmental Authority, in order to maintain the Mining Concession Contract free from any lien or encumbrance, or termination event from the time of the Effective Date;

4.1.2. comply fully with any other obligation to which the Assignee is bound according to this Agreement.

4.2. Rights of the Assignee

4.2.1 All rights title and interest of the Assignor in and to the First Assignment Agreement Mining Concession Contract.

5. Payment of the Purchase Price by the Assignee

5.1.1 The Assignee will deliver 5 million preferred shares (the "Purchase Price") in the capital of the Assignee`s parent company, Goff, Corp., to the Assignor on the Closing Date.

6.  Representations and Warranties of the Assignor

The Assignor represents and warrants as follows:

6.1.1. That the Assignor has all powers and authority necessary to execute, deliver and meet its obligations pursuant to this Agreement.

6.1.2. That this Agreement has been duly executed by the Assignor and constitutes a legal, valid and binding obligation of the Assignor and it is enforceable pursuant to its terms.

6.1.3. That the execution of this Agreement by the Assignor and the fulfillment of its obligations by the Assignor pursuant to this Agreement shall not: (i) breach any applicable law to which the Assignors may be subject to; or (ii) constitute a violation; default or conflict, or shall constitute or create (with or without due notification or the passing of lime or both) a breach (or shall result in a right for termination, cancelation or acceleration) of any obligation under any contract under which the Assignor may be a party.

6.2. Representations and Warranties of the Assignee:

6.2.1. That the Assignee has all powers and authority necessary to execute this document, and shall have as may be required, the power and authority to deliver and perform its obligations pursuant to this Agreement hereof.

6.2.2. That this Agreement has been duly executed by the Assignee and constitutes a legal, valid and binding obligation for the Assignee and it is enforceable pursuant to its terms.

6.2.3.  That, the execution of this Agreement by the Assignee and the fulfillment of its obligations by the Assignee pursuant to this Agreement shall not: (i) breach any applicable law to which the Assignee may be subject to; or (ii) constitute a violation; default or conflict, or shall constitute or create (with or without due notification or the passing of time or both) a breach (or shall result in a right for termination, cancelation or acceleration) of any obligation under any contract under which the Assignee may be a party.

7. Further Assurances

The Assignor shall be obligated to execute any other document or agreements or take any other action, which may be required to carry out its obligations under this Agreement, including without limitation to effect the assignment of First Assignment Agreement.

8. Applicable Law

The interpretation and validity of this Agreement hereof shall be subject to the provisions of the laws of the Republic of Panama.

9. Arbitration.

The Parties agree that any dispute or controversy that may arise between them derived from this Agreement shall be subject to arbitration before an appointed arbitration Board at the International Chamber of Commerce of Panama (the "Board"). The Board shall be subject to the following rules:

9.1 Three (3) arbitrators designated by the Parties, shall comprise the Board. If the Parties are unable toreach an agreement on the arbitrators, the arbitrators shall be designated by the International Chamber of Commerce of Panama City;

9.2. The decisions of the Board will be based on Panama Law;

9.3. The Board shall session in the Internationl Chamber of Commerce of Panama City.

9.4. The Secretary of the Board shall be appointed by the International Chamber of Commerce of Panama City.

9.5 Each party shall bear their own costs for the arbitration.

10. Severability.

If any competent authority declares null and void in any jurisdiction any provision of this Agreement or the application of any provision to any person or situation, the validity or legality of the remainder of this Agreement, or the application of said provision to persons or situations different than those with respect to which it was declared null, shall not be affected. The prohibited or unenforceable provision shall be considered replaced by a provision valid and enforceable, which will be the closest to the expression of the intention of the forbidden or unenforceable provision. To the extent permitted by the applicable laws, the Parties hereby waive any legal provision that prohibits or declares unenforceable in arty respect any provision of this Agreement. Notwithstanding any provision on the contrary herein contained, if determined that any of said provision is prohibited or unenforceable with respect to any of the Parties, said provision shall not be enforceable with respect to the other Party.

11. Modification

This Agreement shall only be modified in writing by mutual agreement between the Parties.

12. Notifications:

12.1. All communications between the Parties shall be in writing and shall be delivered to the addresses established for said purpose in this Clause, except that by previous written communication the change of address for these purposes is notified.

12.2. Any notice delivered to the Parties shall be delivered as follows:

12.3. To the Assignee:

Carrera 43 A # 1-50, Torre Proteccion Piso 6, San Fernando Plaza
Medellin Colombia

12.4. To the Assignor:

Suite 1-A, #5 Calle Eusebio A. Morales El Cangrejo,
Panama City Republic of Panama

12.5 The addresses above, telephone numbers and facsimiles may he changed by written notification to the other party with at least five (5) calendar days before the validity of the new address.

12.6. Notifications shall be deemed to be received:

12.6.1. The same day if the delivery was made personally.

12.6.2. Four (4) business days after the delivery to the address indicated above, when delivered by Courier.

13. Assignment

The Assignee may assign this Agreement at any time by providing notice in writing of the assignment to the Assignor.

The Assignor shall not assign this Agreement.

14. Effective Delivery

Upon the execution of this agreement, the Assignors shall deliver the Concession Contracts to the Assignee, who for all purposes shall be the only authorized Party to undertake any kind of activity on the Areas.

15. Integrity of this Agreement.

This Agreement shall prevail over any previous agreement, contract or verbal or written covenant between them, and therefore, any documentation, writing, document or any other previous relationship shall not have any validity.

16. Headings, names and titles.

The headings, names and titles used in this Agreement and the clauses are included for convenience and as a reference only and shall not affect the meaning or interpretation of the provisions of this Agreement hereof.

17. Complete Understandings.

The various understandings set forth in this Agreement constitute a unique and indivisible agreement, each of the understandings being a condition for the execution of the others, regardless the order of their verification.

18. Taxes.

The Parties acknowledge that they are aware of the current tax regulations and in particular those in connection with the withholding tax, as it may be applicable to this Agreement hereof. Each of the parties shall be responsible for any taxes, contributions and all oilier rates for which ii may be liable pursuant to the applicable tax regulation.

19. Good faith.

The Parties state that they enter into this Agreement in good faith and that the same shall always preside their contractual relations and in consequence they shall provide mutual assistance to each other in the execution and development of this Agreement.

20. Joint Stipulation.

The Parties of this Agreement manifest and agree that the recitals, Sections, conditions and in general the writing of this Agreement is the result of the negotiations between the Parties and that as a result, it shall not be presumed that a possible ambiguity in this Agreement shall be resolved against any of the Parties of this Agreement.

21.  Effect.

The provisions in this Agreement, shall be binding for the Parties as of the date on which the parties execute this Agreement..

In witness whereof, this Agreement is hereby executed on the 8th day of March, 2013

GOLDEN GLORY RESOURCES S.A

Per:
Its: Authorized Signatory

GOLDEN GLORY RESOURCES INC.

Per: /s/Warwick Calasse__
Warwick Calasse
Its: President, Director and Authorized Signatory

SCHEDULE A

First Assignment Agreement

See Attached

SCHEDULE B

CERTIFICATE OF DESIGNATION

SERIES “A” PREFERRED STOCK

Preferred Stock of the Company, to be named "Series A Preferred Stock," consisting of 10,000,000 shares, which series shall have the following designations, powers, preferences and relative and other special rights and the following qualifications, limitations and restrictions:

1. Designation and Rank.  The designation of such series of the Preferred Stock shall be the Series A Preferred Stock, par value $0.001 per share (the "Series A Preferred Stock").  The maximum number of shares of Series A Preferred Stock shall be 10,000,000.  The Series A Preferred Stock shall rank senior to the Company's common stock, par value $0.001 per share (the "Common Stock"), and to all other classes and series of equity securities of the Company which by their terms do not rank senior to the Series A Preferred Stock ("Junior Stock").  The Series A Preferred Stock shall be subordinate to and rank junior to all indebtedness of the Company now or hereafter outstanding.

2. Dividends.  Holders of the Series A Preferred Stock shall share ratably, with the holder of Common Stock, in any dividends that may, from time to time be declared  by the Board of Directors.

3. Voting Rights.

(a) Class Voting Rights.  The Series A Preferred Stock shall have the following class voting rights (in addition to the voting rights set forth in Section 3(b) hereof).  So long as any shares of the Series A Preferred Stock remain outstanding, the Company shall not, without the affirmative vote or consent of the holders of at least seventy-five percent (75%) of the shares of the Series A Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting, in which the holders of the Series A Preferred Stock vote separately as a class: (i) authorize, create, issue or increase the authorized or issued amount of any class or series of stock, including but not limited to the issuance of any more shares of Preferred Stock, ranking pari passu or senior to the Series A Preferred Stock, with respect to the distribution of assets on liquidation, dissolution or winding up; (ii) amend, alter or repeal the provisions of the Series A Preferred Stock, whether by merger, consolidation or otherwise, so as to adversely affect any right, preference, privilege or voting power of the Series A Preferred Stock; provided, however, that any creation and issuance of another series of Junior Stock shall not be deemed to adversely affect such rights, preferences, privileges or voting powers; (iii) repurchase, redeem or pay dividends on, shares of Common Stock or any other shares of the Company's Junior Stock (other than de minimus repurchases from employees of the Company in certain circumstances, and any contractual redemption obligations existing as of the date hereof as disclosed in the Company's public filings with the Securities and Exchange Commission); (iv) amend the Articles of Incorporation or By-Laws of the Company so as to affect materially and adversely any right, preference, privilege or voting power of the Series A Preferred Stock; provided, however, that any creation and issuance of another series of Junior Stock shall not be deemed to adversely affect such rights, preferences, privileges or voting powers; (v) effect any distribution with respect to Junior Stock other than as permitted hereby; (vi) reclassify the Company's outstanding securities; (vii) voluntarily file for bankruptcy, liquidate the Company's assets or make an assignment for the benefit of the Company's creditors; or (viii) materially change the nature of the Company's business.

(b) General Voting Rights.  Except with respect to transactions upon which the Series A Preferred Stock shall be entitled to vote separately as a class pursuant to Section 3(a) above and except as otherwise required by Nevada law, the Series A Preferred Stock shall be entitled to vote with the holders of the Company's Common Stock as a class at the rate of seventy-five (75) common share votes per share of Series A Preferred Stock.  The Common Stock into which the Series A Preferred Stock is convertible shall, upon issuance, have all of the same voting rights as other issued and outstanding Common Stock of the Company, and none of the rights of the Preferred Stock.

4. Liquidation Preference. The holders of the Series A Preferred Stock shall rank pari passu with the holders of common stock in respect of all rights on liquidation, dissolution or winding up, with all of said assets being distributed among the holders of the Series A Preferred Stock and the other classes of stock ranking pari passu with the Series A Preferred Stock, if any, ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full.

(a) A consolidation or merger of the Company with or into any other corporation or corporations, or a sale of all or substantially all of the assets of the Company, or the effectuation by the Company of a transaction or series of related transactions in which more than 50% of the voting shares of the Company is disposed of or conveyed, shall not be deemed to be a liquidation, dissolution, or winding up within the meaning of this Section 4.  In the event of the merger or consolidation of the Company with or into another corporation, the Series A Preferred Stock shall maintain its relative powers, designations and preferences provided for herein and no merger shall result which is inconsistent therewith.

(b) Written notice of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, stating a payment date and the place where the distributable amounts shall be payable, shall be given by mail, postage prepaid, no less than forty-five (45) days prior to the payment date stated therein, to the holders of record of the Series A Preferred Stock at their respective addresses as the same shall appear on the books of the Company.

5. Conversion.  The holder of Series A Preferred Stock shall have the following conversion rights (the "Conversion Rights"), which Conversion Right shall be effective upon issuance:

(a) Right to Convert.  At any time on or after the Issuance Date, the holder of any such shares of Series A Preferred Stock may, at such holder's option, subject to the limitations set forth in Section 7 herein, elect to convert (a "Voluntary Conversion") all or any portion of the shares of Series A Preferred Stock held by such person into a number of fully paid and non-assessable shares of Common Stock equal to thirty (30) shares of Common Stock for each share of Series A Preferred Stock being converted (the "Conversion Ratio"), provided that the Company has a sufficient number of authorized shares of Common Stock for such conversion. In the event of a liquidation, dissolution or winding up of the Company, the Conversion Rights shall terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the holders of Series A Preferred

Stock.  In the event of such a liquidation, dissolution or winding up, the Company shall provide to each holder of shares of Series A Preferred Stock notice of such redemption or liquidation, dissolution or winding up, which notice shall (i) be sent at least fifteen (15) days prior to the termination of the Conversion Rights (or, if the Company obtains lesser notice thereof, then as promptly as possible after the date that it has obtained notice thereof).

(b) Mechanics of Voluntary Conversion.  The Voluntary Conversion of Series A Preferred Stock shall be conducted in the following manner:

(i) Holder's Delivery Requirements.  To convert Series A Preferred Stock into full shares of Common Stock on any date (the " Voluntary Conversion Date"), the holder thereof shall (A) transmit by facsimile (or otherwise deliver), for receipt on or prior to 5:00 p.m., New York time on such date, a copy of a fully executed notice of conversion in the form attached hereto as Exhibit I (the "Conversion Notice"), to the Company at its then current executive offices, Attention: President, and (B) surrender to a common carrier for delivery to the Company as soon as practicable following such Voluntary Conversion Date the original certificates representing the shares of Series A Preferred Stock being converted (or an indemnification undertaking with respect to such shares in the case of their loss, theft or destruction) (the "Preferred Stock Certificates") and the originally executed Conversion Notice.

(ii) Company's Response.  Upon receipt by the Company of a facsimile copy of a Conversion Notice, the Company shall immediately send, via facsimile, a confirmation of receipt of such Conversion Notice to such holder.  Upon receipt by the Company of a copy of the fully executed Conversion Notice, the Company or its designated transfer agent (the "Transfer Agent"), as applicable, shall, within three (3) business days following the date of receipt by the Company of the fully executed Conversion Notice, issue and deliver to the Holder the shares of Common Stock as specified in the Conversion Notice, registered in the name of the holder or its designee, for the number of shares of Common Stock to which the holder shall be entitled.  If the number of shares of Preferred Stock represented by the Preferred Stock Certificate(s) submitted for conversion is greater than the number of shares of Series A Preferred Stock being converted, then the Company shall, as soon as practicable and in no event later than three (3) business days after receipt of the Preferred Stock Certificate(s) and at the Company's expense, issue and deliver to the holder a new Preferred Stock Certificate representing the number of shares of Series A Preferred Stock not converted.

(iii) Record Holder.  The person or persons entitled to receive the shares of Common Stock issuable upon a conversion of the Series A Preferred Stock shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date.

(c) No Impairment.  The Company shall not, by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series A Preferred Stock against impairment.  In the event a holder shall elect to convert any shares of Series A Preferred Stock as provided herein, the Company cannot refuse conversion based on any claim that such holder or any one associated or affiliated with such holder has been engaged in any violation of law, unless (i) an order from the Securities and Exchange Commission prohibiting such conversion or (ii) an injunction from a court, on notice, restraining and/or adjoining conversion of all or of said shares of Series A Preferred Stock shall have been issued and the Company posts a surety bond for the benefit of such holder in an amount equal to 120% of the Liquidation Preference Amount of the Series A Preferred Stock such holder has elected to convert, which bond shall remain in effect until the completion of arbitration/litigation of the dispute and the proceeds of which shall be payable to such holder in the event it obtains judgment.

(d) Issue Taxes.  The Company shall pay any and all issue and other taxes, excluding federal, state or local income taxes, that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of shares of Series A Preferred Stock pursuant hereto; provided, however, that the Company shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.

(e) Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by facsimile or e-mail or three (3) business days following being mailed by certified or registered mail, postage prepaid, return-receipt requested, addressed to the holder of record at its address appearing on the books of the Company.  The Company will give written notice to each holder of Series A Preferred Stock at least twenty (20) days prior to the date on which the Company closes its books or takes a record (I) with respect to any dividend or distribution upon the Common Stock, (II) with respect to any pro rata subscription offer to holders of Common Stock or (III) for determining rights to vote with respect to any Organic Change, dissolution, liquidation or winding-up and in no event shall such notice be provided to such holder prior to such information being made known to the public.  The Company will also give written notice to each holder of Series A Preferred Stock at least twenty (20) days prior to the date on which any Organic Change, dissolution, liquidation or winding-up will take place and in no event shall such notice be provided to such holder prior to such information being made known to the public.

(f) Fractional Shares.  No fractional shares of Common Stock shall be issued upon conversion of the Series A Preferred Stock.

(g) Retirement of Series A Preferred Stock.  Conversion of Series A Preferred Stock shall be deemed to have been effected on the Conversion Date.  Upon conversion of only a portion of the number of shares of Series A Preferred Stock represented by a certificate surrendered for conversion, the Company shall issue and deliver to such holder at the expense of the Company, a new certificate covering the number of shares of Series A Preferred Stock representing the unconverted portion of the certificate so surrendered as required by Section 5(b)(ii).

6. No Preemptive Rights.  No holder of the Series A Preferred Stock shall be entitled to rights to subscribe for, purchase or receive any part of any new or additional shares of any class, whether now or hereinafter authorized, or of bonds or debentures, or other evidences of indebtedness convertible into or exchangeable for shares of any class, but all such new or additional shares of any class, or any bond, debentures or other evidences of indebtedness convertible into or exchangeable for shares, may be issued and disposed of by the Board of Directors on such terms and for such consideration (to the extent permitted by law), and to such person or persons as the Board of Directors in their absolute discretion may deem advisable.

7. Vote to Change the Terms of or Issue Preferred Stock.  The affirmative vote at a meeting duly called for such purpose or the written consent without a meeting, of the holders of not less than seventy-five percent (75%) of the then outstanding shares of Series A Preferred Stock (in addition to any other corporate approvals then required to effect such action), shall be required (a) for any change to this Certificate of Designation or the Company's Articles of Incorporation which would amend, alter, change or repeal any of the powers, designations, preferences and rights of the Series A Preferred Stock or (b) for the issuance of shares of Series A Preferred Stock other than pursuant to the Purchase Agreement.

8. Lost or Stolen Certificates.  Upon receipt by the Company of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of any Preferred Stock Certificates representing the shares of Series A Preferred Stock, and, in the case of loss, theft or destruction, of any indemnification undertaking by the holder to the Company and, in the case of mutilation, upon surrender and cancellation of the Preferred Stock Certificate(s), the Company shall execute and deliver new preferred stock certificate(s) of like tenor and date; provided, however, the Company shall not be obligated to re-issue Preferred Stock Certificates if the holder contemporaneously requests the Company to convert such shares of Series A Preferred Stock into Common Stock.

9. Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief.  The remedies provided in this Certificate of Designation shall be cumulative and in addition to all other remedies available under this Certificate of Designation, at law or in equity (including a decree of specific performance and/or other injunctive relief), no remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy and nothing herein shall limit a holder's right to pursue actual damages for any failure by the Company to comply with the terms of this Certificate of Designation.  Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the holder thereof and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof).  The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the holders of the Series A Preferred Stock and that the remedy at law for any such breach may be inadequate.  The Company therefore agrees that, in the event of any such breach or threatened breach, the holders of the Series A Preferred Stock shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

10. Specific Shall Not Limit General; Construction.  No specific provision contained in this Certificate of Designation shall limit or modify any more general provision contained herein.  This Certificate of Designation shall be deemed to be jointly drafted by the Company and all initial purchasers of the Series A Preferred Stock and shall not be construed against any person as the drafter hereof.

11. Failure or Indulgence Not Waiver.  No failure or delay on the part of a holder of Series A Preferred Stock in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.